Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2019 Financial Results

CHICAGO, April 24, 2019—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced first-quarter 2019 financial results. Reported results reflect continued growth and momentum in licensed-based revenue and strong cash flow generation.

First-Quarter Financial Highlights

•                  Revenue increased 6.3% to $258.9 million; organic revenue growth increased 8.3%.

•                  Operating income rose 4.2% to $49.5 million.

•                  Diluted net income per share decreased 21.4% to $0.77, versus $0.98 in the first quarter of 2018. Results included an increase in stock-based compensation, due primarily to the achievement of incentive targets under the PitchBook management bonus plan, which reduced diluted net income per share by $0.06. Additionally, net income in the first quarter of 2018 included an after-tax gain of $0.18 per diluted share from the sale of our 15(c) board consulting services product line.

•                  Cash provided by operating activities remained strong at $59.0 million, consistent with the prior year period, and free cash flow was $40.3 million.

“We began 2019 with continued emphasis on sustainable organic growth. Our licensing and credit ratings businesses performed particularly well, continuing momentum from 2018,” said Kunal Kapoor, Morningstar’s chief executive officer. “We experienced some headwinds in asset-based solutions, as the carryover effects from the late 2018 market decline affected investor confidence early in 2019. As a result, flows into Morningstar Managed Portfolios were weaker than we anticipated in the quarter. Despite that, we are pleased with our progress in Investment Management and continue to enhance the solutions we are offering investors, including through our recently launched mutual funds in the U.S. The state of the overall business is strong and gives us confidence to continue investing across our growth areas.”

Overview of First-Quarter 2019 Financial Results

Revenue for the first quarter of 2019 was $258.9 million, an increase of 6.3% compared with the first quarter of 2018, or 8.3% higher on an organic basis due to the impact of foreign currency translation. License-based revenue grew 9.5% year over year, driven by strong demand for PitchBook, Morningstar Data, and Morningstar Direct.

Asset-based revenue decreased 3.7% year over year. Although equity markets rallied this quarter, average assets under management were relatively flat compared with the prior year. Additionally, advisors continue to favor lower-fee strategies. Net flows were also slower to recover after the market decline in the fourth quarter of 2018, consistent with broader industry trends. Despite the short-term variability, the Company remains focused on deepening relationships with like-minded advisors, expanding investment solutions, reducing friction from advisor workflows, and applying its unique, disciplined, valuation-driven investment approach. In Workplace Solutions, the impact of market gains was not fully realized this quarter due to the timing lag of client reporting and related revenue recognition. Partially offsetting the year-over-year decrease, Morningstar Indexes demonstrated positive performance in the first quarter of 2019 with an additional $19.4 billion of asset-value linked to indexes.

Transaction-based revenue increased 2.8% during the first quarter of 2019, driven by positive performance in Morningstar Credit Ratings. Revenue growth of 26.7% in Morningstar Credit Ratings resulted from 50 new issue ratings primarily in structured finance securities. A decline in advertising sales largely offset this increase, as market volatility at the end of 2018 and beginning of 2019 affected client marketing spend in the quarter.

Operating expense grew 6.8% in the first quarter of 2019 compared with the first quarter of 2018 due to higher expenses in salaries and benefits, stock-based compensation, facilities, and depreciation. Higher salaries and benefits expenses reflect investments in data collection and analysis, product and software development, and sales and service support. The increase in stock-based compensation expense was primarily driven by the achievement of incentive targets under the PitchBook management bonus plan. Facilities costs increased as a result of additional office space and lease renegotiations in certain geographies. Higher depreciation expense reflects the impact of greater capitalized software development costs in previous years, which was partially offset by additional capitalized software development spend in the current period.

First-quarter 2019 operating income was $49.5 million, an increase of 4.2% compared with the first quarter of 2018. Operating margin was 19.1% for the quarter, versus 19.5% in the prior year period. Net income in the first quarter of 2019 was $33.2 million, or $0.77 per diluted share, compared with $41.9 million, or $0.98 per diluted share, in the first quarter of 2018. Net income in the first quarter of 2018 includes an after-tax gain of $7.8 million, or $0.18 per diluted share, from the sale of our 15(c) board consulting services product line.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of the long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and Morningstar Credit Ratings. Combined, these areas had organic revenue growth of 13.6% in the first quarter of 2019. The highlights below summarize key operating metrics for the quarter ended March 31, 2019, compared with the same period in 2018.

•                  Revenue for Morningstar Data was up 5.8% to $47.7 million.

•                  Morningstar Direct licenses increased 9.1% to 15,401, and revenue grew 7.1% to $36.3 million.

•                  PitchBook Platform licenses increased 59.2% to 24,655, and revenue grew 54.5% to $32.3 million.

•                  Assets under management and advisement in Morningstar Managed Portfolios increased 1.1% to $44.3 billion as of March 31, 2019.

•                  Assets under management and advisement for Workplace Solutions rose 9.5% to $143.2 billion as of March 31, 2019.

•                  Morningstar Credit Ratings completed 50 new-issue ratings, compared with 24 in the first quarter of 2018, representing a 39.3% increase in the asset value of the issues rated compared with the same period in 2018.

Balance Sheet and Capital Allocation

As of March 31, 2019, the Company had cash, cash equivalents, and investments totaling $378.6 million and $30.0 million of long-term debt, compared with cash, cash equivalents, and investments of $395.9 million and $70.0 million of long-term debt as of Dec. 31, 2018.

Cash provided by operating activities was $59.0 million for the first quarter of 2019, compared with $59.9 million in the prior year period. Free cash flow was $40.3 million for the first quarter of 2019, compared with $42.3 million in the prior year period.

In the first quarter of 2019, the Company repurchased approximately 42,000 shares of common stock for $4.6 million and paid $11.9 million in dividends.

Comparability of Year-Over-Year Results

Certain items affected the comparability of first-quarter 2019 results versus the same period in 2018.

•                  First-quarter 2019 results include a $3.4 million year-over-year increase in stock-based compensation, primarily driven by the achievement of incentive targets under the PitchBook management bonus plan. This reduced diluted net income per share by $0.06.

•                  Results for the first quarter of 2019 reflect the operation of the new Morningstar Funds Trust. Revenue and sub-advisory fees are recorded on a gross basis. In the quarter ended March 31, 2019, this resulted in a $1.0 million favorable impact to revenue and a corresponding increase in the cost of revenue, with no impact on operating income. In addition, expenses were higher by $1.3 million as a result of the reimbursement of certain fund expenses under waivers.

•                  Foreign currency translation reduced revenue by $4.7 million and operating expense by $4.3 million in the first quarter of 2019, resulting in a $0.4 million decrease in operating income.

•                  On Jan. 1, 2019, we adopted ASU No. 2016-02, Leases (“ASC Topic 842”) using the effective date method. There was no material impact to the income statement.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

2019 Shareholders’ Meeting

Investors are invited to attend Morningstar’s Annual Shareholders’ Meeting at 8 a.m. Central Time on Friday, May 17, 2019 at its corporate headquarters at 22 W. Washington St. in

Chicago. If you would like to attend, please register here. A webcast, starting at 9 a.m. Central Time, will also be available on the Events and Presentations section of the Investor Relations site.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $210.0 billion in assets under advisement and management as of March 31, 2019. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; volatility in the financial sector, global markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2019 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except share and per share amounts)	2019	2018	change

Revenue	$258.9	$243.5	6.3%
Operating expense:
Cost of revenue	105.1	102.4	2.6%
Sales and marketing	40.0	38.5	3.9%
General and administrative	40.8	32.2	26.7%
Depreciation and amortization	23.5	22.9	2.6%
Total operating expense	209.4	196.0	6.8%
Operating income	49.5	47.5	4.2%
Operating margin	19.1%	19.5%	(0.4)pp

Non-operating income (expense), net:
Interest expense, net	(0.7)	(0.3)	133.3%
Gain on sale of product line	—	10.5	NMF
Other expense, net	(2.6)	(0.9)	188.9%
Non-operating income (expense), net	(3.3)	9.3	NMF

Income before income taxes and equity in net loss of unconsolidated entities	46.2	56.8	(18.7%	)
Equity in net loss of unconsolidated entities	(1.5)	(1.5)	0.0%
Income tax expense	11.5	13.4	(14.2%	)
Consolidated net income	$33.2	$41.9	(20.8%	)

Net income per share:
Basic	$0.78	$0.99	(21.2%	)
Diluted	$0.77	$0.98	(21.4%	)
Weighted average shares outstanding:
Basic	42.6	42.5	0.2%
Diluted	43.0	42.9	0.2%

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2019	2018

Operating activities
Consolidated net income	$33.2	$41.9
Adjustments to reconcile consolidated net income to net cash flows from operating activities	38.3	27.9
Changes in operating assets and liabilities, net	(12.5)	(9.9)
Cash provided by operating activities	59.0	59.9
Investing activities
Capital expenditures	(18.7)	(17.6)
Proceeds from sale of a product line	—	10.5
Purchases of equity investments	(1.1)	(0.1)
Other, net	0.3	(0.1)
Cash used for investing activities	(19.5)	(7.3)
Financing activities
Common shares repurchased	(4.9)	(8.9)
Dividends paid	(11.9)	(10.6)
Repayments of long-term debt	(40.0)	(30.0)
Other, net	(3.9)	(4.6)
Cash used for financing activities	(60.7)	(54.1)
Effect of exchange rate changes on cash and cash equivalents	1.0	4.3
Net increase (decrease) in cash and cash equivalents	(20.2)	2.8
Cash and cash equivalents—Beginning of period	369.3	308.2
Cash and cash equivalents—End of period	$349.1	$311.0

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
(in millions)	2019	2018

Assets
Current assets:
Cash and cash equivalents	$349.1	$369.3
Investments	29.5	26.6
Accounts receivable, net	173.8	172.2
Income tax receivable, net	—	1.8
Other current assets	34.1	31.7
Total current assets	586.5	601.6

Property, equipment, and capitalized software, net	142.7	143.5
Operating lease assets	118.8	—
Investments in unconsolidated entities	61.9	63.1
Goodwill	557.3	556.7
Intangible assets, net	68.8	73.9
Other assets	15.6	15.0
Total assets	$1,551.6	$1,453.8

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$46.5	$54.4
Accrued compensation	55.7	109.5
Deferred revenue	233.0	195.8
Operating lease liabilities	29.1	—
Other	8.5	3.1
Total current liabilities	372.8	362.8

Operating lease liabilities, non-current	116.7	—
Accrued compensation	12.3	11.8
Deferred tax liability, net	22.1	22.2
Long-term debt	30.0	70.0
Other long-term liabilities	29.5	52.3
Total liabilities	583.4	519.1
Total equity	968.2	934.7
Total liabilities and equity	$1,551.6	$1,453.8

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended March 31
	2019	2018	change

Revenue by Type (1)
License-based (2)	$195.5	$178.6	9.5%
Asset-based (3)	48.8	50.7	(3.7%	)
Transaction-based (4)	14.6	14.2	2.8%

Key product area revenue (1)
Morningstar Data	$47.7	$45.1	5.8%
Morningstar Direct	36.3	33.9	7.1%
PitchBook	32.3	20.9	54.5%
Morningstar Investment Management	26.7	28.5	(6.3%	)
Morningstar Advisor Workstation	22.4	22.1	1.4%
Workplace Solutions	18.5	19.0	(2.6%	)
Morningstar Credit Ratings	9.5	7.5	26.7%

	As of March 31
	2019	2018		change
Select business metrics
Morningstar Direct licenses	15,401	14,111		9.1
PitchBook Platform licenses	24,655	15,488		59.2
Advisor Workstation clients (U.S.)	171	180		(5.0%	)
Morningstar.com Premium Membership subscriptions (U.S.)	113,408	119,018		(4.7%	)

Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts	$64.9 bil	$58.5 bil		10.9%
Fiduciary Services	45.3 bil	43.2 bil		4.9%
Custom Models	33.0 bil	29.1 bil		13.4%
Workplace Solutions (total)	$143.2 bil	$130.8 bil		9.5%
Investment Management
Morningstar Managed Portfolios	$44.3 bil	$43.8 bil		1.1%
Institutional Asset Management	16.1 bil	17.1 bil	(5)	(5.8%	)
Asset Allocation Services	6.7 bil	6.1 bil	(5)	9.8%
Investment Management (total)	$67.1 bil	$67.0 bil		0.1%

Asset value linked to Morningstar Indexes	$54.4 bil	$35.0 bil		55.4%

	Three months ended March 31
(in millions)	2019	2018	change

Average assets under management and advisement	$201.7 bil	$196.1 bil	2.9%
Asset value of new-issue ratings	$16.3 bil	$11.7 bil	39.3%
Number of new-issue ratings completed	50	24	108.3%

(1) Key product area revenue and revenue by type includes the effect of foreign currency translation.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook, and other similar products.

(3) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

(5) Restated from prior periods due to realignment of individual products within the product groups.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2019	2018	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$258.9	$243.5	6.3%
Less: divestitures	—	—	0.0%
Less: acquisitions	—	—	0.0%
Less: adoption of accounting changes	—	—	0.0%
Effect of foreign currency translations	4.7	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$263.6	$243.5	8.3%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$59.0	$59.9	(1.5%	)
Capital expenditures	(18.7)	(17.6)	6.2%
Free cash flow	$40.3	$42.3	(4.7%	)